UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2015

SMART & FINAL STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 17, 2015, the Board of Directors (the “Board”) of Smart & Final Stores, Inc. (the “Company”) elected Paul N. Hopkins and Kenneth I. Tuchman to the Board as a Class I and Class II director, respectively, with their terms expiring as of the annual meeting of the stockholders of the Company to be held in 2018 and 2016, respectively.  Messrs. Hopkins and Tuchman were also appointed to the Audit Committee (the “Audit Committee”) of the Board, replacing Dennis T. Gies who has resigned from the Audit Committee, and Richard A. Anicetti, who has resigned as a director of the Company, in each case effective as of September 17, 2015.  Mr. Hopkins was also appointed to the Compensation Committee of the Board and Mr. Tuchman was also appointed to the Nominating and Corporate Governance Committee of the Board, in each case replacing Mr. Anicetti.

There are no arrangements or understandings between Messrs. Hopkins and Tuchman and any other person pursuant to which they were elected to the Board, and there are no relationships between Messrs. Hopkins and Tuchman and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In accordance with the Company’s director compensation policy, Messrs. Hopkins and Tuchman will each receive (1) a pro-rated annual cash retainer of $50,000 for his service as a director, (2) $1,500 for each committee or board meeting attended and (3) a grant of restricted stock under the Company’s 2014 Stock Incentive Plan in an amount to be determined.

A copy of the Company’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit Number	Description
99.1	Press Release, dated September 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC

Date: September 17, 2015

	By:	/s/ Richard N. Phegley
	Name:	Richard N. Phegley
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated September 18, 2015